                                                                    EXHIBIT 12.1

                                                            Alliance Imaging, Inc.
                                                            Ratio of Earnings to Fixed Charges
                                                            (Dollars in thousands)

                                                            Years ended December 31,                        Six months ended,
                                    -----------------------------------------------------------------------------------------------
                                    1992            1993            1994            1995            1996    6/30/96         6/30/97
Income (Loss) before income taxes
  and extraordinary gains           $   1,819   $   (19,992)    $   (17,966)    $   4,829       $   7,561   $  3,647    $   6,240

Add:
      Fixed charges                    12,343        11,815          11,685         5,694           6,885      3,106        4,015
                                    -----------------------------------------------------------------------------------------------
Earnings                            $  14,162   $    (8,177)    $    (6,281)    $  10,523       $  14,446   $  6,753    $  10,255
                                    ===============================================================================================

Fixed charges:
      Interest                      $  10,846   $    10,507     $    10,758     $   5,053       $   5,758   $  2,683    $   3,557
      Interest portion of rent
        expense (33%)                   1,497         1,308             927           641           1,127        423          458
                                    -----------------------------------------------------------------------------------------------

Total fixed charges                 $  12,343   $    11,815     $    11,685     $   5,694       $   6,885   $  3,106    $   4,015
                                    ===============================================================================================
Ratio of earnings to fixed
  charges (1)                             1.2           -               -             1.9             2.1        2.2          2.6

                                                Pro forma Combined
                                        Year ended      Six months ended
                                        --------------------------------
                                          12/31/96          6/30/97
Income (Loss) before income taxes
  and extraordinary gains               $  (6,607)          $     1,304

Add:
      Fixed charges                        27,747                13,698
                                        --------------------------------

Earnings                                $  21,140           $    15,002
                                        ================================

Fixed charges:
      Interest                          $  26,480           $    13,240
      Interest portion of rent
        expense (33%)                       1,267                   458
                                        --------------------------------

Total fixed charges                     $  27,747           $    13,698
                                        ================================
Ratio of earnings to fixed
  charges (1)                                -                      1.1

(1) Earnings were insufficient to cover fixed charges by $19,992, $17,966 and $6,607 in the years ended December 31, 1993, 1994 and 1996 (pro forma), respectively.